Exhibit 99.1

ROYAL CARIBBEAN GROUP ANNOUNCES BOARD LEADERSHIP TRANSITION PLANS

MIAMI, June 6, 2025 /PRNewswire/ -- Royal Caribbean Group (NYSE: RCL) today announced that Richard Fain, Chair of the Board of Directors since 1988 and a visionary leader whose contributions helped shape the modern cruise industry, will be stepping down from his role as Chairman in Q4 2025. Fain will remain as a Director on the Board. Jason Liberty, Royal Caribbean Group President and CEO since January 3, 2022, was elected by the Board of Directors to succeed Fain as Chairman and CEO and will assume the role in Q4 2025.

Additionally, John Brock, a member of the Board of Directors since 2014 and current Chair of the Nominating and Corporate Governance Committee, has assumed the role of Independent Lead Director.

"Richard's leadership has been nothing short of transformative. Under his leadership, the Royal Caribbean Group has become the leading vacation company - with industry leading brands, ships, destinations and people," said Liberty. "I am honored and humbled to have been elected as Chairman and CEO and I look forward to continuing to create and deliver the ultimate vacation experience for our guests and delivering elevated long-term value for our shareholders. Fortunately, the company and I will continue to benefit from Richard's experience and mentorship in his continued role as a Director on our Board."

"It is time to hand the wheel to the next generation of exceptional talent at RCG, and I am very confident that under Jason's strong leadership, the Royal Caribbean Group will accelerate to even greater heights in the years ahead," noted Richard Fain.

"Looking ahead, John Brock brings invaluable experience from his time as Chairman and CEO of Coca-Cola Enterprises and CEO of InBev, and strong integrity that will support the company's ongoing growth and governance. I look forward to working with him in his new role, along with the rest of the Board, as we execute on our bold ambitions," Liberty added.

About Royal Caribbean Group

Royal Caribbean Group (NYSE: RCL) is a vacation industry leader with a global fleet of 67 ships across its five brands traveling to all seven continents. With a mission to deliver the best vacations responsibly, Royal Caribbean Group serves millions of guests each year through its portfolio of best-in-class brands, including Royal Caribbean, Celebrity Cruises, and Silversea; and an expanding portfolio of land-based vacation experiences through Perfect Day at CocoCay and Royal Beach Club collection. The company also owns a 50% joint venture interest in TUI Cruises, which operates partner brands Mein Schiff and Hapag-Lloyd Cruises. With a rich history of innovating, Royal Caribbean Group continually delivers exciting new products and guest experiences that help shape the future of leisure travel. Learn more at royalcaribbeangroup.com or rclinvestor.com.